Exhibit 10.2
TRUST UNDER THE
CHS INC. NONEMPLOYEE DIRECTOR RETIREMENT PLAN
     This Agreement made this 31 day of March, 2010, by and between CHS Inc. (hereinafter referred to as “CHS”) and U.S. Bank National Association, a national banking association organized under the laws of the United States with offices located in Minneapolis, Minnesota (hereinafter referred to as “Trustee”);
     WHEREAS, CHS maintains the CHS Inc. Nonemployee Director Retirement Plan, a non-qualified deferred compensation plan for the benefit of its nonemployee directors (the “Plan”);
     WHEREAS, CHS has incurred or expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan;
     WHEREAS, CHS has previously established a trust (hereinafter referred to as the “Trust”) maintained under a trust agreement titled “FARMERS UNION CENTRAL EXCHANGE, INCORPORATED DIRECTOR RETIREMENT TRUST AGREEMENT”, together with any amendments thereto;
     WHEREAS, CHS has contributed to the Trust assets that shall be held therein, subject to the claims of CHS’ creditors in the event of CHS’ Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;
     WHEREAS, it is the intention of the parties that (i) this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing nonqualified deferred compensation for nonemployee directors and (ii) the Plan and Trust will be exempt from Title I of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) because the Plan does not cover any “employee” as defined in ERISA Section 3(6) and is not therefore an “employee benefit plan” as defined in ERISA Section 3(3) and mentioned in ERISA Section 4(a).
     WHEREAS, it is the intention of CHS to continue to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;
     NOW, THEREFORE, the parties do hereby amend and restate the trust agreement to the Trust (“Trust Agreement”) and agree that the Trust shall be comprised, held and disposed of as follows:
     Section 1. Establishment of Trust.
(a)	The principal of the Trust shall be held, administered and disposed of by Trustee as provided in this Trust Agreement.

(b)	The Trust shall be irrevocable.

(c)	The Trust is intended to be a grantor trust, of which CHS is the grantor, within the meaning of subpart E, part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(d)	The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of CHS and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against CHS. Any assets held by the Trust will be subject to the claims of CHS’ general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

(e)	CHS, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.
     Section 2. Payments to Plan Participants and Their Beneficiaries.
(a)	CHS shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amounts are to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by CHS.

(b)	The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by CHS or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

(c)	CHS may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan, and thereafter seek reimbursement from the Trust for the same amount. CHS shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, CHS shall make the balance of each such payment as it falls due. Trustee shall notify CHS where principal and earnings are not sufficient.
     Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When CHS Is Insolvent.
(a)	Trustee shall cease payment of benefits to Plan participants and their beneficiaries if CHS is Insolvent. CHS shall be considered “Insolvent” for purposes of this Trust Agreement if (i) CHS is unable to pay its debts as they become due, or (ii) CHS is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)	At all times during the continuance of this Trust, as provided in Section l(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of CHS under federal and state law as set forth below.
(1)	The Board of Directors and the Chief Executive Officer of CHS shall have the duty to inform Trustee in writing of CHS’ Insolvency. If a person claiming to be a creditor of CHS alleges in writing to Trustee that CHS has become Insolvent, Trustee shall determine whether CHS is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

(2)	Unless Trustee has actual knowledge of CHS’ Insolvency, or has received notice from CHS or a person claiming to be a creditor alleging that CHS is Insolvent, Trustee shall have no duty to inquire whether CHS is Insolvent. Trustee may in all events rely on such evidence concerning CHS’ solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning CHS’ solvency.

(3)	If at any time Trustee has determined that CHS is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall ho1d the assets of the Trust for the benefit of CHS’ general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of CHS with respect to benefits due under the Plan or otherwise.

(4)	Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that CHS is not Insolvent (or is no longer Insolvent).
(c)	Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by CHS in lieu of the payments provided for hereunder during any such period of discontinuance.
     Section 4. Payments to CHS. Except as provided in Section 2(c) and Section 3 hereof, CHS shall have no right or power to direct Trustee to return to CHS or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.
     Section 5. Investment Authority.
(a)	Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by CHS. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants.

(b)	CHS shall have the right at anytime, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by CHS in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.
     Section 6. Disposition of Income. During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.
     Section 7. Accounting by Trustee. Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between CHS and Trustee. Within 30 days following the close of each calendar year and within 30 days after the removal or resignation of Trustee, Trustee shall deliver to CHS a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

     Section 8. Responsibility of Trustee.
(a)	Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by CHS which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by CHS. In the event of a dispute between CHS and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b)	If Trustee undertakes or defends any litigation arising in connection with this Trust, CHS agrees to indemnify Trustee against Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments provided that the Trustee did not act dishonestly or in willful or negligent violation of the law or regulation under which such liability, cost or expense arose. If CHS does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

(c)	Trustee may consult with legal counsel (who may also be counsel for CHS generally) with respect to any of its duties or obligations hereunder.

(d)	Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(e)	Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(f)	Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

     Section 9. Compensation and Expenses of Trustee. All administrative and Trustee’s fees and expenses shall be paid from the Trust, except to the extent CHS elects to pay such fees and expenses.
     Section 10. Resignation and Removal of Trustee.
(a)	Trustee may resign at any time by written notice to CHS which shall be effective 30 days after receipt of such notice unless CHS and Trustee agree otherwise.

(b)	Trustee may be removed by CHS on 30 days notice or upon shorter notice accepted by Trustee.

(c)	Upon a Change of Control, as defined herein, Trustee may not be removed by CHS for five (5) years.

(d)	If Trustee resigns within five (5) years after a Change of Control, as defined herein, CHS shall apply to a court of competent jurisdiction for the appointment of a successor Trustee or for instructions.

(e)	Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 30 days after receipt of notice of resignation, removal or transfer, unless CHS extends the time limit.

(f)	If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.
     Section 11. Appointment of Successor.
(a)	If Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, CHS may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by CHS or the successor Trustee to evidence the transfer.

(b)	The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof.
     Section 12. Amendment or Termination.
(a)	This Trust Agreement may be amended by a written instrument executed by Trustee and CHS. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable.

(b)	The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust any assets remaining in the Trust shall be returned to CHS.

(c)	Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, CHS may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to CHS.
     Section 13. Investments.
(a)	CHS shall have the responsibility for establishing and carrying out a funding policy and method, consistent with the objectives of the Plan, taking into consideration the Plan’s short-term and long-term financial needs. The Trustee’s responsibility for investment and diversification of the assets in the Trust shall be subject to, and is limited by, the investment instructions issued to it by CHS in accordance with its funding policy. It is understood that, unless otherwise agreed in writing, CHS, rather than the Trustee, shall be responsible for the overall investment of Trust assets.

(b)	The Trustee shall invest and reinvest the Trust fund assets only to the extent and in the manner directed by CHS and confirmed in writing. Communication of any such direction to the Trustee shall be in a manner acceptable to the Trustee and shall conclusively be deemed an authorization to the Trustee’s designee or broker-dealer to implement the direction even though coming from a person other than the Trustee. Neither the Trustee nor any other person shall have liability for following such directions improperly or failing to act in the absence of any such directions. The Trustee shall have no liability for the acts or omissions of CHS directing the investment or reinvestment of Trust Fund assets. Neither shall the Trustee have any duty or obligation to review any such investment or other direction, act, or omission, or except upon receipt of a proper direction, to invest or otherwise manage any assets of the Trust Fund which is subject to the control of CHS. To the extent that CHS has not directed the Trustee as to the investment of any portion of Trust assets before they are contributed to the Trust, CHS hereby directs the investment of such assets into the default investment fund specified on an exhibit hereto. CHS hereby acknowledges that (i) the Trustee will be what is commonly known as a “directed trustee”; (ii) the Trustee will not have “some investment discretion” within the meaning of Revenue Procedure 92-64; and (iii) the Trustee has no duty to request or obtain a ruling or other guidance from the Internal Revenue Service or from any other governmental authority as to (or to otherwise determine or monitor) the tax consequences of the form and operation of the Plan, the Plan document, the Trust, or this Trust Agreement, including but not limited to whether the arrangement established hereunder merits the favorable treatment afforded to safe harbor rabbi trusts under Revenue Procedure 92-64 or whether the Plan complies in form and operation with Internal Revenue Code Section 409A.
(c)	At the direction of CHS, the Trustee or the Trustee’s designee or a broker-dealer referred to in Section 5(c), is authorized and empowered:
(i)	to invest and reinvest principal and income of the Trust in common, preferred, and other stocks of any corporation; voting trust certificates; interests in investment trusts, including, without limiting the generality thereof, participations issued by an investment company as defined in the Investment Company Act of 1940, as from time to time amended; bonds, notes, and debentures, secured or unsecured; mortgages on real or personal property; conditional sales contracts; and real estate and leases;

(ii)	to invest and reinvest principal and income of the Trust through any common or collective trust fund or pooled investment fund maintained by the Trustee for the collective investment of funds held by it in a fiduciary capacity (and the provisions of the documents governing any such common or collective trust fund as it may be amended from time to time shall govern any investment therein and are hereby made a part of this Trust);

(iii)	to invest and reinvest principal and income of the Trust in deposits (including savings accounts, savings certificates, and similar interest bearing instruments or accounts) in itself or its affiliates; and

(iv)	to do all other acts, although not specifically mentioned herein, as the Trustee may deem necessary to carry out any of the foregoing powers and purposes of this Trust Agreement.
(d)	Notwithstanding the foregoing, in no event may the Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by CHS, other than a de minimis amount held in common investment vehicles in which the Trustee invests.
     Section 14. Miscellaneous.
(a)	Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b)	Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c)	This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

(d)	For purposes of this Trust, Change of Control shall mean the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30% or more of either the outstanding shares of common stock or the combined voting power of CHS’ then outstanding voting securities entitled to vote generally, or the approval by the stockholders of CHS of a reorganization, merger or consolidation, in each case, with respect to which persons who were stockholders of CHS immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated CHS’ then outstanding securities, or a liquidation or dissolution of CHS or of the sale of all or substantially all of CHS’ assets.
     Section 15. Effective Date. The effective date of this Trust Agreement shall be the date first written above.

     IN WITNESS WHEREOF, CHS Inc. has caused its name to be hereunto subscribed by John D. Johnson, its President and CEO, and U.S. Bank has caused its name to be hereto subscribed, as Trustee, by its Michelle Carlson and Deborah Burnett this 31 day of March, 2010.

CHS INC.
By	/s/ John D. Johnson
Its President and CEO

U.S. BANK NATIONAL ASSOCIATION
By	/s/ Michelle Carlson
Its Vice President

By	/s/ Deborah Burnett
Its Assistant Vice President